NYLU472                                                                  (12/99)
                                     Page 1
                                Non-Participating
Allstate Life Insurance
Company of New York
A Stock Company

Headquarters: One Allstate Drive, Farmingville, New York 11738


Flexible Premium Deferred Variable Annuity Certificate

This Certificate is issued pursuant to the terms of Master Policy Number 64890023 issued by Allstate Life Insurance Company of New York to Dean Witter Reynolds Inc., called the Master Policyholder. This Certificate is issued in the state of New York and is governed by New York law.

Throughout this Certificate, "you" and "your" refer to the Certificate Owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company of New York.

Certificate Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account and are not guaranteed as to a fixed dollar amount.

This Certificate does not pay dividends. The tax status of this Certificate as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY

This is a Legal Certificate Between You and Allstate Life Insurance Company of New York.

Return Privilege
If you are not satisfied with this Certificate for any reason, you may return it to us within 10 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

 The Certificate Value or Income Payments May Increase or Decrease Based on the
  Investment Experience of the Selected Sub-accounts of the Variable Account.

 An Administrative Expense and Mortality and Expense Risk Charge equivalent to annualized charge of 0.70% will be deducted daily from the Variable Account.

    The smallest annual rate of netinvestment return on the Variable Account assets required to keep Variable Amount Income Payments from Decreasing is 3.70%

If you have any questions about your Allstate Life Insurance Company of York variable annuity, please contact Allstate Life Insurance Company of New York at
(800) 692-4682..
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GRAPHIC OMITTED][GRAPHIC OMITTED]
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Secretary                                   Chairman and Chief Executive Officer

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TABLE OF CONTENTS
--------------------------------------------------------------------------------

THE PERSONS INVOLVED......................................................................................................3

ACCUMULATION PHASE........................................................................................................4

PAYOUT PHASE..............................................................................................................9

INCOME PAYMENT TABLES....................................................................................................11

GENERAL PROVISIONS.......................................................................................................12


DPNY472

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ANNUITY DATA
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CERTIFICATE NUMBER:....................................................444444444

ISSUE DATE:....................................................November 15, 1999

INITIAL PURCHASE PAYMENT:.............................................$20,000.00
                                                                             IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                                          ALLOCATED
                                                          AMOUNT (%)

VARIABLE SUB-ACCOUNTS
        Sub-account A                                         20%
        Sub-account B                                         20%
        Sub-account C                                         20%
        Sub-account D                                         10%


                                                                                           RATE
                                                         ALLOCATED      GUARANTEED         GUARANTEED
                                                         AMOUNT (%)      INTEREST RATE     THROUGH
                                                         ----------      --------------    -------

DOLLAR COST AVERAGING FIXED ACCOUNT
         1 Year Guarantee Period                     10%                    5.00%                11/15/2000


PAYOUT START DATE:.............................................November 15, 2054
        (Latest date when income payments must begin.)

OWNER:..................................................................John Doe
 ........................................................................Jane Doe

ANNUITANT:..............................................................John Doe
        AGE AT ISSUE:.........................................................35
        SEX:................................................................Male


BENEFICIARY                                          PERCENTAGE
-----------                                          ----------
Jane Doe                                                  100%

CONTINGENT BENEFICIARY                               PERCENTAGE
----------------------                               ----------
June Doe                                                  100%

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THE PERSONS INVOLVED
--------------------------------------------------------------------------------

Owner The person named at the time of application is the owner of this Certificate unless subsequently changed. As owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the owner or Beneficiary at any time. If the Owner is a Natural Person, you may change the Annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, Beneficiary, or Annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o "Owner", as used in this Certificate, refers to all people named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.


Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner, as described above. The Annuitant must be a living individual. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

o        the youngest Owner; otherwise,

o        the youngest Beneficiary.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the Owner, as described above. We will determine the Beneficiary from the most recent written request we have received from you. If you do not name a Beneficiary, or if the Beneficiary named is no longer living, the Beneficiary will be:

o        your spouse, if living; otherwise

o        your living children, if any, equally; otherwise

o        your estate.

The Beneficiary may become the Owner under the circumstances described in the Owner provision above.

The Beneficiary may assign benefits under the Certificate, as described above, once they are payable to the Beneficiary. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

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ACCUMULATION PHASE
--------------------------------------------------------------------------------

Accumulation Phase Defined The "Accumulation Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date of the Certificate stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Certificate is terminated before that date.


Certificate Year "Certificate Year" is a one year period beginning on the issue date of the Certificate and on each anniversary of the issue date.


Purchase Payments The initial purchase payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We may limit the amount of each purchase payment that we may accept to a minimum of $100.00 and a maximum of $1,000,000. Any limits to Purchase Payments will be applied to all Owners and will be applied in a non-discriminatory manner.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice and will reflect the next computed price.


Investment Alternatives The "Investment Alternatives" are the Sub-accounts of the Variable Account and the Dollar Cost Averaging Fixed Account shown on the application. We reserve the right to limit the availability of the Investment Alternatives.


Variable Account The "Variable Account" for this Certificate is the Allstate Life of New York Variable Annuity Account II. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates and contracts. These assets will not be charged with liabilities arising from any other business we may have.


Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.


Dollar Cost Averaging Fixed Account Money in the Dollar Cost Averaging Fixed Account will earn interest for one year at the current rate in effect at the time of allocation to the Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Dollar Cost Averaging Fixed Account must be transferred to other investment alternatives in equal monthly installments. The number of monthly installments must be no more than 12. At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to other investment alternatives as defined by the current Dollar Cost Averaging Fixed Account allocation. No amount may be transferred into the Dollar Cost Averaging Fixed Account. All new purchase payments into the Dollar Cost Averaging Fixed Account receive the current applicable dollar cost averaging rate enhancement.

Transfers Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. You may make 12 transfers during each Certificate Year without charge. While we do not currently charge a transfer fee, we reserve the right to assess a fee after the 12th transfer. Each transfer after the 12th transfer in any Certificate year may be assessed a fee of .50% of the amount transferred; but not exceed $25. Transfers are subject to the following restrictions.

o The minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, then the entire amount may be transferred.

o    No amount may be transferred into the Dollar Cost Averaging Fixed Account.

o Transfers from the Dollar Cost Averaging Fixed Account or the Dollar Cost Averaging program do not count toward the 12 free transfers each year.

We reserve the right to limit transfer amounts among Sub-accounts of the Variable Account if we determine, in our sole discretion, that the exercise of that right by one or more Certificate Owners is, or would be, to the disadvantage of other Certificate Owners. Transfer limitations could be applied to transfers to or from some or all of the Sub-accounts and could include but not be limited to:

o    The requirement of a minimum time period between each transfer;

o    Not   accepting   transfer   requests   of  an   agent   acting   under   a
     power-of-attorney on behalf of more than one Certificate Owner; or,

o Limiting the dollar amount that may be transferred between the Sub-accounts by a Certificate Owner at any one time.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Certificate Owners. Such restrictions will be applied only to address Market-Timing issues.


Certificate Value On the issue date of the Certificate, the "Certificate Value" is equal to the initial purchase payment. After the issue date, the "Certificate Value" is equal to the sum of:

o the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

o    the total value you have in the Dollar Cost Averaging Fixed Account.

If you withdraw the entire Certificate Value, you may receive an amount less than the Certificate Value because income tax withholding and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading except for days in which there is insufficient trading in the Variable Account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the value of the portfolio securities.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.

Net Investment Factor For each Sub-account of the Variable Account, the "Net Investment Factor" for a Valuation Period is (A) divided by (B), minus (C) where:

(A)  is the sum of:

          (1) the net asset value per share of the mutual fund underlying the Sub-account determined at the end of the current Valuation Period, plus

          (2)  the  per  share   amount  of  any   dividend   or  capital   gain
               distributions made by the mutual fund underlying the Sub-account during the current Valuation Period.

(B) is the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

(C) is the sum of the annualized Administrative Expense Charge and the annualized Mortality and Expense Risk Charge divided by the number of days in the current calendar year and then multiplied by the number of calendar days in the current Valuation Period.


Charges The charges for this Certificate include Administrative Expense Charges, Mortality and Expense Risk Charges, transfer fees, and taxes.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.) The charge will be applied only to the Variable Sub-accounts.


Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 0.60%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Taxes Any premium tax or income tax withholding imposed on amounts relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $500. If any withdrawal reduces the Certificate Value to less than $1,000, we will treat the request as a withdrawal of the entire Certificate Value. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable taxes.

Death of Owner If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies). The new Owner will have the options described below:


1.       If the sole new Owner is your spouse:
         ------------------------------------

          a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

          b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

               i.   over the life of your spouse; or

               ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

          c. If your spouse does not elect one of the options above, then the Certificate continues as if the death had not occurred. On the date the Certificate is continued, the Certificate Value will equal the amount of the death benefit as determined as of the Valuation Date on which we received Due Proof of Death (the next Valuation Date, if we received Due Proof of Death after 3 p.m. Central Time). All ownership rights under the Certificate are then available to your spouse as the new Owner. The amount which may be withdrawn is limited only by the amount of the available Death Benefit.

2. If the new Owner is not your spouse but is a natural person, then this new Owner has the following options:
     ---------------------------------------------------------------------------

     a. The new Owner may elect, within 180 days of the date of your death, to receive the death benefit described below in a lump sum.

     b. The new Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

          i.   over the life of the new Owner; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner.

     c. The new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

3.       If the new Owner is a corporation, trust, or other non-Natural Person:
         ---------------------------------------------------------------------

     a. The non-natural Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If the new Owner who is not your spouse does not make one of the above described elections, the Settlement Value must be withdrawn by the new Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights are available to the new Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.


Death of Annuitant If any Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new Annuitant will be the youngest Owner, unless the Owner names a different Annuitant.

1.   If the Owner is a Natural Person:
     --------------------------------

     a. The Owner may choose to continue this Certificate as if the death had not occurred; or

     b. If we receive due proof of death within 180 days of the date of the Annuitant's death, then the Owner may alternatively choose to:

          i.   Receive the Death Benefit in a lump sum; or

          ii. Apply the Death Benefit to an Income Plan which must begin within one year of the date of death and must be for a guaranteed number of payments for a period from 5 to 30 years but not to exceed the life expectancy of the Owner.

2.   If the Owner is a non-Natural Person:
     ------------------------------------

     a. The non-natural Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-natural Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-natural Owner on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.

Death Benefit Prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

o    the sum of all purchase payments less any withdrawals; or

o    the Certificate Value on the date we determine the Death Benefit; or

o the Certificate Value on the most recent Death Benefit Anniversary prior to the date we determine the Death Benefit, increased by any purchase payments and reduced by any withdrawals made since that Death Benefit Anniversary.

Death Benefit Anniversaries are those Certificate anniversaries that are multiples of 6 Certificate Years, beginning with the 6th Certificate anniversary. For example, the 6th, 12th, and 18th Certificate anniversaries are the first three Death Benefit Anniversaries.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.


Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date 5 years after the date of death, whichever is earlier.



--------------------------------------------------------------------------------

PAYOUT PHASE
--------------------------------------------------------------------------------

Payout Phase Defined The "Payout Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.

Payout Start Date The "Payout Start Date" is the date the Certificate Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the later of:

o    the Annuitant's 90th birthday; or

o    the 10th anniversary of the Certificate's issue date.

The commencement of annuity payments will be allowed as early as 30 days from the issue date.

Income Plans An "Income Plan" is a series of payments made on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date, less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments. The range of periods available for guaranteed payments is 5 - 30 years.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments. The range of periods available for guaranteed payments is 5 - 30 years.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.

Income Payments Income payment amounts may vary based on any Sub-account(s) of the Variable Account ("Variable Amount Income Payments"), may be fixed for the duration of the Income Plan ("Fixed Amount Income Payments"), or both. The method of calculating the initial payment is different for the two accounts.


Variable Amount Income Payments Variable Amount Income Payments attributable to the Sub-accounts of the Variable Account will vary to reflect the performance of the Sub-accounts. The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Certificate Value in that Sub-account on the Payout Start Date, less any portion of the Sub-account allocated to Fixed Amount Income Payments, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless transfers are made among Sub-accounts of the Variable Account, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

o dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%. We reserve the right to offer an assumed investment rate greater than 3%.


Fixed Amount Income Payments You may elect to have all or a portion of the Certificate Value invested in the Variable Sub-accounts allocated to Fixed Amount Income Payments at the Payout Start Date. Any Certificate Value invested in the Dollar Cost Averaging Fixed Account on the Payout Start Date will be invested in the Fixed Amount income Payment. The Fixed Amount Income Payment is calculated by applying the elected portion of the Certificate Value on the Payout Start Date to the greater of the appropriate value from the Income
Payment Table for the Income Plan selected or such other value as we are offering at that time. Fixed Amount Income Payments are fixed for the duration of the Income Plan.


Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers among Sub-accounts of the Variable Account, or from the Variable Amount Income Payment to the Fixed Amount Income Payment, may not be made for six months after the Payout Start Date. Transfers may be made once every six months thereafter. Transfers out of a Sub-Account of the Variable Account after the Payout Start Date will cancel annuity units from that Sub-account.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     o    change the payment frequency to make the payment at least $20; or

     o terminate the Certificate and pay you the Certificate Value, less any applicable taxes, in a lump sum.

o If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 5-30 years.

o If you choose an Income Plan which depends on any person's life, we may require:

     o    proof of age and sex before income payments begin; and

     o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled, or if none, the Beneficiary.

--------------------------------------------------------------------------------

INCOME PAYMENT TABLES
--------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------------------------------
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------

 Annuitant's                               Annuitant's  Age                          Annuitant's
    Age               Male     Female                         Male     Female            Age          Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------

       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52    $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61     5.96
       43               3.79      3.53            57            4.81     4.38             71            6.78     6.13
       44               3.84      3.58            58            4.92     4.46             72            6.96     6.31
       45               3.90      3.62            59            5.02     4.55             73            7.13     6.50
       46               3.96      3.67            60            5.14     4.65             74            7.31     6.69
       47               4.02      3.72            61            5.26     4.75             75            7.49     6.88
       48               4.08      3.77            62            5.39     4.86
=================== ====================== ================ ====================== ================ ========================


Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------------------------------------
-------------------- ---------------------------------------------------------------------------------------------------------

                     Female Annuitant's Age
-------------------- ---------------------------------------------------------------------------------------------------------
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

       35             $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============


Income Plan 3 - Guaranteed Number of Payments
================================= ==============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- ----------------------------------------------
--------------------------------- ----------------------------------------------

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= ===============================================


--------------------------------------------------------------------------------

GENERAL PROVISIONS
--------------------------------------------------------------------------------

The Entire Contract The entire contract consists of this Certificate, the attached application, and any Certificate amendments and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change the Certificate or waive a right or requirement. No other individual may do this.


Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy invalidates or impairs any right granted to the certificateholder by this section or the Certificate.

Incontestability We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o    stop payments until the total payments are equal to the corrected amount.

For purposes of the Misstatement of Age or Sex provision, interest will be calculated at an effective annual rate of 6%.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request. At least once in each Certificate year, we shall mail to the holder of this Certificate under which benefit payments have not yet commenced a statement as of a date during such year as to the amount available to provide a paid-up annuity benefit, any cash surrender benefit, and any death benefit under the Certificate. The statement shall be addressed to the last post-office address of the certificateholder known to us as required by New York Insurance Law.

Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

o    a certified copy of a death certificate; or

o a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.

Any full withdrawal or Death Benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered. Prior withdrawals from or partial surrenders of the Certificate will reduce the benefits under the Certificate.


Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Certificate holders.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.


Betterment of Rates At the time of their commencement, income payment amounts will not be less than those that would be provided by the application of the Certificate Value less any applicable premium tax, to purchase any single premium immediate annuity contract offered by us at the time to the same class of annuitants.

NYLU438                                                                   (9/98)
                         ALLSTATE LIFE INSURANCE COMPANY
                                   OF NEW YORK
                          (herein called "we" or "us")

                         Performance Death Benefit Rider

Due to the variable nature of the Certificate, this Rider does not guarantee that the Performance Death Benefit will increase the Death Benefit found in the Certificate.

This rider was issued because you selected the Performance Death Benefit.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Certificate.


The Death Benefit provision of your Certificate is modified as follows:

I. If the Owner is a Natural Person, the Performance Death Benefit applies only to the death of the Owner. If the Owner is not a Natural Person, the Performance Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Certificate which may apply to the death of the Annuitant even if the Owner is a Natural Person.

         The Death Benefit will be the greatest of the values stated in your Certificate, or the value of the Performance Death Benefit.

         On the Rider Date, the Performance Death Benefit is equal to the Cash Value.

         After the Rider Date, the Performance Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Certificate anniversary as follows:

     A. For purchase payments, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit plus the purchase payment.

     B. For withdrawals, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit reduced by a withdrawal adjustment.

          The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

               (1) = the withdrawal amount.
               (2) = the Cash Value immediately prior to the withdrawal.
               (3) = the most recently calculated Performance Death Benefit.

     C. On each Certificate anniversary, the Performance Death Benefit is equal to the greater of the Cash Value or the most recently calculated Performance Death Benefit.

         In the absence of any withdrawals or purchase payments, the Performance Death Benefit will be the greatest of the Cash Value on the Rider Date and all Certificate anniversary Cash Values between the Rider Date and the date we calculate the death benefit.

         The Performance Death Benefit will be recalculated for purchase payments, withdrawals and on Certificate anniversaries until the oldest Owner, or the Annuitant if the Owner is a non-Natural Person, attains age 85.

         After age 85, the Performance Death Benefit will be recalculated only for purchase payments and withdrawals.

II. The Mortality and Expense Risk Charge provision of your Certificate is modified as follows:

         On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.13% for this rider.


Except as amended by this rider, the Certificate remains unchanged.








                     Secretary                          Chief Executive Officer